Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations,
504-362-4321
Superior Energy Services Announces Third Quarter 2007 Results
Year-over-Year Earnings Growth Driven by Company’s Diversification Strategy
Harvey, La. – October 29, 2007 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $75.1 million and diluted earnings per share of $0.91 on revenue of $398.9 million, as compared to net income of $55.2 million, or $0.68 diluted earnings per share on revenue of $290.5 million for the third quarter of 2006.
The results include a non-recurring, after-tax gain of $4.8 million ($7.5 million pre-tax) from the sale of a business within the Rentals Tools segment that the Company does not consider to be core to its operations. The Company’s effective income tax rate changed to 35.5% due to book and tax differences on the gain from the asset sale. The third quarter results reflect the cumulative income tax rate adjustment. Excluding the gain and applying the new effective income tax rate of 35.5%, adjusted net income was $69.2 million, or $0.84 diluted adjusted earnings per share.
Factors impacting the quarter as compared to the most recent quarter include the following:
•	Numerous tropical systems in the Gulf of Mexico impacted results in the marine, well intervention and rental tools segments. The biggest impact from Gulf of Mexico, weather-related disruptions was to the Company’s liftboat activity. Marine segment revenue decreased 25% as a result of significantly lower utilization.
•	Approximately 54% of total revenue came from domestic land and international market areas. Increases in domestic land and international revenue more than offset a decrease in Gulf of Mexico revenue. Revenue from domestic land markets was approximately $137 million, a 13% increase over the second quarter of 2007, and revenue from international markets was approximately $78 million, a 2% increase over the most recent quarter. Gulf of Mexico revenue decreased 7% sequentially to approximately $183 million in the third quarter.
•	Well Intervention revenue increased 6% from the second quarter of 2007 primarily due to increased well control activity as well as higher coiled tubing, electric line and fishing services activity.

•	Revenue from the Rental Tools segment declined 4% from the second quarter, but was essentially unchanged when excluding the revenue contribution from the business that was sold in the third quarter.
•	Oil and Gas revenue increased 7% from the second quarter of 2007 due to higher oil prices and increased oil and gas production.
Terence Hall, Chairman and CEO of Superior, stated, “We had a very solid quarter as we grew adjusted earnings per share by 24% over last year’s third quarter. The impact of our geographic and product/service diversification was evident this quarter as numerous tropical weather systems disrupted Gulf of Mexico activity during the period and lower activity affected various competitors in several different market segments more than it did us.  The third quarter represents the second consecutive quarter in the company’s history that more than 50% of our revenues were derived from market areas outside the Gulf of Mexico.  We remain committed to driving shareholder value by executing upon our integrated growth strategy and we intend to continue our geographic diversification strategy.”
For the nine months ended September 30, 2007, revenue was $1,158.6 million and net income was $209.2 million or $2.53 diluted earnings per share, as compared to revenues of $774.7 million and net income of $126.1 million or $1.55 diluted earnings per share for the nine months ended September 30, 2006.
Well Intervention Group Segment
Third quarter revenue for the Well Intervention Group was a record $202.8 million, a 6% increase from the second quarter of 2007 and a 66% increase from the third quarter of 2006. Income from operations was $47.6 million, or 23% of segment revenue as compared to $42.1 million, or 22% of segment revenue, in the second quarter of 2007. The primary drivers for the sequential growth in revenue were increased well control activity both internationally and in the U.S. as well as increased domestic land revenue for coiled tubing and fishing services. Revenue from these activities more than offset Gulf of Mexico-based revenue decreases for some of the Company’s production-related services. Gross profit and operating margins improved sequentially as a result of business mix.
Rental Tools Segment
Revenue for the Rental Tools Segment was $118.9 million, 4% lower than the second quarter of 2007 and 21% higher than the third quarter of 2006. Income from operations was a record $51.4 million, or 43% of segment revenue, up from $46.6 million, or 38% of segment revenue in the second quarter of 2007. Revenue increased in domestic land and international markets for drill pipe, stabilizers and specialty tubulars, which was offset by a decrease in drill pipe rentals in the Gulf of Mexico due to project delays.
Marine Segment
Superior’s marine revenue was $26.3 million, a 25% decrease from the second quarter of 2007 and a 27% decrease from the third quarter of 2006. Income from operations was $8.1 million, or 31% of segment revenue, down from $15.2 million, or 43% of segment revenue in the second quarter of 2007. Average daily revenue in the third quarter was approximately $286,000, inclusive of subsistence revenue, as compared to $386,000 per day in the second quarter of 2007. Average fleet utilization was 62% as compared to 77% in the second quarter of 2007 and 78% in the third quarter of 2006.
Tropical weather systems in the Gulf of Mexico resulted in significant downtime for the Company’s liftboat fleet. During the quarter, the liftboats incurred 198 idle days due to weather, as compared to 13 idle days from weather in the second quarter of 2007.
Liftboat activity has improved significantly in October with utilization at approximately 75% and average daily revenue exceeding $329,000 per day.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended September 30, 2007
($ actual)

Class	Liftboats	Average Dayrate	Utilization
145’-155’	11	$9,681	55.4%
160’-175’	6	13,740	61.8%
200’	5	18,797	75.0%
230’-245’	3	28,186	67.8%
250’	2	34,539	56.0%
Oil and Gas Segment
Oil and gas revenue was $51.7 million, a 7% increase from second quarter 2007 levels and a 35% increase over the third quarter of 2006. Income from operations was $13.5 million, or 26% of segment revenue, up from $11.9 million, or 25% of segment revenue, in the second quarter of 2007. Third quarter production was approximately 899,000 barrels of oil equivalent (boe), or about 9,800 boe per day, up from approximately 875,000 boe, or 9,600 boe per day in the second quarter of 2007.
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Tuesday, October 30, 2007. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-205-0066. For those who cannot listen to the live call, a telephonic replay will be available through Tuesday, November 6, 2007 and may be accessed by calling 303-590-3000 and using the pass code 11099200#. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling-related needs of oil and gas companies primarily through its rental tools segment and the production-related needs of oil and gas companies through its well intervention, rental tools and marine segments. The Company uses its production-related assets to enhance, maintain and extend existing production and, at the end of a property’s economic life, plug and abandon wells and decommission platforms and structures. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2007 and 2006
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Oilfield service and rental revenues	$347,228	$252,309	$1,021,712	$687,441
Oil and gas revenues	51,696	38,208	136,889	87,304

Total revenues	398,924	290,517	1,158,601	774,745

Cost of oilfield services and rentals	159,683	109,525	465,085	304,066
Cost of oil and gas sales	18,954	19,562	55,845	52,469

Total cost of services, rentals and sales	178,637	129,087	520,930	356,535

Depreciation, depletion, amortization and accretion	49,881	28,831	133,967	77,473
General and administrative expenses	57,150	44,385	161,833	122,124
Gain on sale of business	7,483	—	7,483	—

Income from operations	120,739	88,214	349,354	218,613

Other income (expense):
Interest expense, net	(8,197)	(5,989)	(24,938)	(16,389)
Interest income	795	1,255	2,303	3,477
Loss on early extinguishment of debt	—	—	—	(12,596)
Earnings (losses) from equity-method investments	1,395	2,704	(2,447)	3,852

Income before income taxes	114,732	86,184	324,272	196,957

Income taxes	39,682	31,026	115,116	70,904

Net income	$75,050	$55,158	$209,156	$126,053

Basic earnings per share	$0.92	$0.69	$2.58	$1.58

Diluted earnings per share	$0.91	$0.68	$2.53	$1.55

Weighted average common shares used in computing earnings per share:
Basic	81,470	79,824	81,053	79,754

Diluted	82,793	81,340	82,521	81,232

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND DECEMBER 31, 2006
(in thousands)

	9/30/2007	12/31/2006
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$63,809	$38,970
Accounts receivable, net	346,081	303,800
Income taxes receivable	—	2,630
Current portion of notes receivable	15,616	14,824
Prepaid insurance and other	58,348	59,563

Total current assets	483,854	419,787

Property, plant and equipment, net	1,032,764	804,228
Goodwill	475,068	444,687
Notes receivable	16,364	16,137
Equity-method investments	61,282	64,603
Intangible and other long-term assets, net	131,754	125,036

Total assets	$2,201,086	$1,874,478

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$72,817	$65,451
Accrued expenses	178,659	141,684
Income taxes payable	4,410	—
Current portion of decommissioning liabilities	34,884	35,150
Current maturities of long-term debt	810	810

Total current liabilities	291,580	243,095

Deferred income taxes	147,784	112,011
Decommissioning liabilities	88,791	87,046
Long-term debt	711,440	711,505
Other long-term liabilities	14,202	10,133

Total stockholders’ equity	947,289	710,688

Total liabilities and stockholders’ equity	$2,201,086	$1,874,478

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Segment Highlights
Three months ended September 30, 2007, June 30, 2007 and September 30, 2006
(Unaudited)
(in thousands)

	Three months ended,
Revenue	September 30, 2007	June 30, 2007	September 30, 2006
Well Intervention	$202,807	$190,542	$122,205

Rental tools	118,918	123,736	98,262

Marine	26,323	35,162	36,013

Oil and Gas	51,696	48,164	38,208

Less: Oil and Gas Eliminations (2)	(820)	(851)	(4,171)

Total Revenues	$398,924	$396,753	$290,517

	Three months ended,
Gross Profit (1)	September 30, 2007	June 30, 2007	September 30, 2006
Well Intervention	$91,030	$81,093	$53,767

Rental tools	83,776	84,718	67,476

Marine	12,737	19,805	21,541

Oil and Gas	32,744	29,331	18,646

Total Gross Profit	$220,287	$214,947	$161,430

	Three months ended,
Income from Operations	September 30, 2007	June 30, 2007	September 30, 2006
Well Intervention	$47,611	$42,111	$28,828

Rental tools (3)	51,446	46,640	35,100

Marine	8,148	15,212	16,168

Oil and Gas	13,534	11,918	8,118

Total Income from Operations	$120,739	$115,881	$88,214

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s four segments.

(2)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.

(3)	Income from operations in the Rental tools Segment includes the gain on sale of business for the three months ended September 30, 2007.